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                                                                      Exhibit 15

March 16, 1999



MidAmerican Energy Holdings Company
Des Moines, Iowa

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of CalEnergy Company, Inc. (predecessor to MidAmerican Energy Holdings Company) and subsidiaries for the periods ended March 31, 1998 and 1997, June 30, 1998 and 1997, and September 30, 1998 and 1997, as indicated in our reports dated April 22, 1998, July 23, 1998, and October 22, 1998, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Quarterly Reports on Form 10-Q of CalEnergy Company, Inc. for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Omaha, Nebraska